Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-226383

$300,000,000

3.70% First and Refunding Mortgage Bonds,

Series 2018E, Due

2025

SUMMARY OF TERMS

Security:	3.70% First and Refunding Mortgage Bonds, Series 2018E, Due 2025 (the “Series 2018E Bonds”)

Issuer:	Southern California Edison Company

Principal Amount:	$300,000,000

Expected Ratings of Securities*:	Aa3 / A / A+ (Negative Outlook / Negative Outlook / Negative Watch) (Moody’s / S&P / Fitch)

Trade Date:	July 30, 2018

Settlement Date**:	August 2, 2018 (T + 3)

Maturity:	August 1, 2025

Benchmark US Treasury:	2.875% due July 31, 2025

Benchmark US Treasury Price:	99-20

Benchmark US Treasury Yield:	2.935%

Spread to Benchmark US Treasury:	T + 80 bps

Reoffer Yield:	3.735%

Coupon:	3.70%

Coupon Payment Dates:	August 1 and February 1

First Coupon Payment Date:	February 1, 2019 (short first coupon)

Public Offering Price:	99.786%

Optional Redemption:

Callable at any time prior to June 1, 2025, in whole or in part, at a “make whole” premium of 15 bps, plus accrued and unpaid interest thereon to but excluding the date of redemption.

At any time on or after June 1, 2025, callable, in whole or in part, at 100% of the principal amount of the bonds being redeemed plus accrued and unpaid interest thereon to but excluding the date of redemption.

CUSIP/ISIN:	842400 GN7 / US842400GN73

Joint Book-running Managers:

Citigroup Global Markets Inc. (“Citigroup”)

Morgan Stanley & Co. LLC (“Morgan Stanley”)

MUFG Securities Americas Inc. (“MUFG”)

Wells Fargo Securities, LLC (“Wells Fargo”)

TD Securities (USA) LLC

U.S. Bancorp Investments, Inc.

Co-managers:	Apto Partners, LLC CastleOak Securities, L.P. Drexel Hamilton, LLC Guzman & Company Telsey Advisory Group LLC The Williams Capital Group, L.P.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**

Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Series 2018E Bonds on the Trade Date will be required, by virtue of the fact that the Series 2018E Bonds initially will not settle in T+2, to specify an alternative settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, Citigroup, Morgan Stanley, MUFG or Wells Fargo can arrange to send you the prospectus if you request it by calling Citigroup at 1-800-831-9146, Morgan Stanley at 1-866-718-1649, MUFG at 1-877-649-6848 or Wells Fargo at 1-800-645-3751.